Exhibit 99.1
PRESS RELEASE
First Quarter 2018 Results
Continued uptake of our quad-play "WIGO" bundles despite a tough competitive market to 333,600 RGUs at March 31, 2018 (+30,000 in Q1 2018), reaching around 15% of customer relationships.
Q1 2018 revenue of €618.4 million, marking a slight decrease on a rebased(1) basis and reflecting a continued intensely competitive environment and adverse regulatory impacts.
Adjusted EBITDA of €307.8 million in Q1 2018 (+5% rebased yoy), demonstrating tight cost control and synergy execution. Net profit of €29.7 million versus €65.8 million in Q1 2017.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, April 26, 2018 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months ended March 31, 2018.

HIGHLIGHTS

■
Q1 2018 revenue of €618.4 million, slightly up by 1% compared to Q1 last year and reflecting certain inorganic movements. On a rebased basis, our top line slightly contracted amidst a tough competitive market, continued adverse regulatory and ARPU trends in our mobile business and the absence of a price adjustment in the first quarter this year, which was largely offset by higher B2B and wholesale revenue.

■
The Q1 2018 net subscriber trend for our video, broadband internet and fixed-line telephony services continued to reflect both an intensely competitive and heavy promotional quarter, which adversely impacted our annualized churn levels.

■
Continued robust net postpaid subscriber growth in Q1 2018 (+28,000) thanks to our converged "WIGO" offers and improved net subscriber trend in the prepaid segment as the impact of last year's mandatory prepaid registration has lapsed.

■
Net profit of €29.7 million for Q1 2018 versus €65.8 million in Q1 last year. Net profit for Q1 2018 was driven by (i) the increase in Adjusted EBITDA, as discussed below, (ii) a €42.6 million non-cash foreign exchange gain on our USD-denominated debt, (iii) a €58.2 million non-cash loss on our derivatives and (iv) a €2.0 million loss on the extinguishment of debt following certain refinancings.

■
Adjusted EBITDA(2) of €307.8 million for Q1 2018, +6% yoy on a reported basis and +5% yoy on a rebased basis. Our rebased Adjusted EBITDA growth was primarily driven by substantially reduced MVNO-related costs as a result of the accelerated onboarding of our Full MVNO customers and tight cost control, partially offset by higher network operating expenses and higher sales and marketing spend in the quarter. Our Adjusted EBITDA margin improved by 270 basis points yoy on a rebased basis to 49.8%, which represented our best quarterly performance since the BASE February 2016 acquisition.

■
Accrued capital expenditures(3) of €156.6 million for Q1 2018, up 25% yoy, and representing approximately 25% of our revenue on the back of continued investments in both our fixed and mobile infrastructures and the start of our IT network modernization project.

■
Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €191.3 million, €100.6 million and €93.7 million, respectively, for Q1 2018. Adjusted Free Cash Flow(4) of €83.4 million for Q1 2018, marking a substantial improvement versus the €15.9 million negative Adjusted Free Cash Flow we generated in Q1 last year.

■
Full year 2018 outlook reconfirmed as we continue to target healthy financial growth with rebased Adjusted EBITDA(a) growth of 7-8% leading to a rebased Adjusted EBITDA(a) CAGR of 6-7% over the 2015-2018 period. Against stable rebased revenue growth, we expect our accrued capital expenditures to represent around 26% of our revenue in 2018, leading to robust Adjusted Free Cash Flow(b) of €400.0-420.0 million for 2018.

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	2

As of and for the three months ended March 31,	2018	2017	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (2)	618.4	613.8	1%
Operating profit	110.4	112.5	(2)%
Net profit	29.7	65.8	(55)%
Net profit margin	4.8%	10.7%

Basic earnings share	0.26	0.55	(53)%
Diluted earnings per share	0.26	0.55	(53)%

Adjusted EBITDA (3)	307.8	289.4	6%
Adjusted EBITDA margin %	49.8%	47.0%

Accrued capital expenditures (4)	156.6	125.5	25%
Accrued capital expenditures as % of revenue	25.3%	20.4%

Net cash from operating activities	191.3	117.3	63%
Net cash used in investing activities	(100.6)	(145.2)	(31)%
Net cash from (used in) financing activities	(93.7)	—	—%
Adjusted Free Cash Flow (5)	83.4	(15.9)	N.M.

OPERATIONAL HIGHLIGHTS (Total Services)

Video	2,012,100	1,996,300	1%
Basic video (6)	233,100	268,700	(13)%
Enhanced video (7)	1,779,000	1,727,600	3%
Broadband internet (8)	1,676,200	1,608,100	4%
Fixed-line telephony (9)	1,298,200	1,258,200	3%
Mobile telephony (10)	2,826,100	2,837,500	—%
Postpaid	2,316,600	2,154,100	8%
Prepaid	509,500	683,400	(25)%

Triple-play customers	1,182,700	1,137,600	4%
Services per customer relationship (11)	2.29	2.28	—%
ARPU per customer relationship (€ / month) (11) (12)	54.9	54.4	1%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	3

Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:
"In Q1 2018, we continued to execute against our converged connected entertainment strategy in the residential market. While the Q1 2018 net subscriber trend for our video, broadband internet and fixed-line telephony services continued to reflect the intensely competitive and promotional market environment, our all-in-one converged "WIGO" bundles continued to perform well. In the first three months of 2018, we added 30,000 net subscribers to our quad-play bundles, resulting in a total of 333,600 "WIGO" subscribers. This implies that at March 31, 2018 around 15% of our customer relationships were subscribed to any of our "WIGO" bundles versus around 9% a year earlier.
The continued robust uptake of our "WIGO" bundles also drove another strong operational performance in our mobile business with 28,000 net postpaid subscribers added in the quarter. In the prepaid segment, I'm pleased to see an improved net subscriber trend as the impacts of last year's mandatory prepaid registration have lapsed. While the revenue trend of our mobile business remains mixed due to adverse regulatory and ARPU impacts, some of these regulatory headwinds should start to abate as we move into the second half of the year.
Telenet has a longstanding tradition of putting the customer at the forefront and past initiatives such as our proactive customer visits under the "Helemaal Mee Tournee" and the footprint-wide availability of high-speed broadband internet access of up to 400 and 500 Mbps in the residential and business segment, respectively, demonstrate this. In the first quarter, we took another great step to further improve the customer experience so that customers can get the most out of their digital lifestyle. We launched our new in-home connectivity solution, providing smart plug-and-play WiFi boosters so our customers can enjoy a seamless and unparalleled wireless experience whether at home, at work or on the go. In the B2B segment, we recently launched "WiFi Business" aimed at businesses that want to offer a seamless wireless experience to their customers.
In March, we launched a second local co-production "De Dag" which is currently available for our "Play" and "Play More" subscribers and will be offered over our co-owned commercial free-to-air channels at a later stage. Just like "Chaussée d'Amour", our second series was well received, underpinning the demand for high-quality, creative, local content. In this respect, we announced earlier in March our intention to acquire the remaining 50% shares in the local media company De Vijver Media, which is pending regulatory approval.
In the first quarter, we also made further progress with the modernization of both our fixed and mobile infrastructures. At the end of March 2018, we had already modernized around 95% of all macro sites and had deployed around 220 new sites. As such, we're on track to complete the mobile network modernization project mid-2018 as anticipated and have secured the necessary technical equipment and components in this regard. The noticeable ramp-up in our mobile network has allowed us to substantially complete the full onboarding of our Full MVNO customers to the Telenet mobile network by the end of March, allowing us to fully capture the €220 million annual run-rate synergies by 2020 and being today already an important driver of our rebased Adjusted EBITDA growth, which was up 5% year-on-year."

Commenting on the results, Birgit Conix, Telenet’s Chief Financial Officer, stated:
"I'm pleased with our financial performance in the quarter against the competitive backdrop, anticipated adverse regulatory and ARPU trends in our mobile business and the absence of a price adjustment in the first quarter of this year. For the first three months, we achieved revenue of €618 million, which marked a slight decrease on a rebased basis due to the above mentioned factors, which was largely offset by continued growth in our B2B business and a higher contribution from both our commercial and regulated wholesale partnerships.
In the first quarter, we again demonstrated our ability to carefully control our indirect spend and cost levels, while capturing the synergies from the February 2016 BASE acquisition as we've managed to substantially complete the onboarding of our Full MVNO subscribers by the end of March. Despite higher network operating expenses, including certain local pylon taxes, and higher sales and marketing expenses due to timing variances in some of our campaigns, we delivered 5% rebased Adjusted EBITDA growth to €308 million. On a rebased basis, our Adjusted EBITDA margin improved 270 basis points year-on-year to reach nearly 50%, being our best quarterly achievement since the BASE acquisition.
Our Adjusted Free Cash Flow growth in the first quarter was impressive at €83 million versus a negative Adjusted Free Cash Flow in Q1 last year. The marked improvement in our Adjusted Free Cash Flow was driven by (i) substantially lower cash interest expenses as a result of recent refinancings, (ii) the reversal of the Q4 2017 negative trend in our working capital in Q1, (iii) the impact of our vendor financing and (iv) robust rebased Adjusted EBITDA as mentioned earlier.
For the remainder of the year, I'm confident our rebased Adjusted EBITDA(a) growth rate will pick up relative to the 5% we delivered in Q1. This puts us on track to achieve 7-8% Adjusted EBITDA(a) growth for 2018, leading to an Adjusted EBITDA CAGR of 6-7% over the 2015-2018 period."

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	4

1    Operational highlights

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At March 31, 2018, we served 2,174,900 unique customer relationships, which represented approximately 65% of the 3,326,300 homes passed by our leading HFC network across our Flemish and Brussels footprint and including our extended footprint in Brussels, Wallonia and Luxembourg through the June 2017 SFR Belux acquisition. At March 31, 2018, we provided 4,986,500 fixed services ("RGUs"), up 3% compared to the prior year period driven by the June 2017 acquisition of SFR Belux which was partially offset by higher churn resulting from the intensified competitive environment. Our RGU count consisted of 2,012,100 video, 1,676,200 broadband internet and 1,298,200 fixed-line telephony subscriptions at March 31, 2018. In addition, approximately 88% of our video subscribers had upgraded to our higher ARPU enhanced video platform at March 31, 2018. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Yelo Play".

We reached a bundling rate of 2.29 RGUs per unique customer relationship at the end of Q1 2018, which remained broadly stable compared to the prior year period. At March 31, 2018, approximately 54% of our cable customers subscribed to a triple-play bundle, whereas approximately 21% subscribed to a double-play product with the remainder subscribing to just one product, indicating continued up-sell opportunity within the existing customer base. At March 31, 2018, we served 2,826,100 mobile subscribers as compared to 2,837,500 at March 31 last year. This minor year-on-year decrease reflected the impacts from the mandatory prepaid registration as of June 2017 and the transfer of mobile operator JIM Mobile to MEDIALAAN in Q4 2017, which was a regulatory requirement under the European Commission's approval for the BASE acquisition at the time. These impacts more than offset the healthy organic net postpaid subscriber growth we continue to record.

The Q1 2018 net subscriber trend for our video, broadband internet and fixed-line telephony services continued to reflect both an intensely competitive and heavy promotional quarter. Against this competitive backdrop, net subscriber growth for our all-in-one converged "WIGO" package in Q1 2018 remained robust. At March 31, 2018, we reached 333,600 "WIGO" customers, representing a robust net inflow of 30,000 subscribers in Q1 2018. As such, the penetration of "WIGO" subscribers relative to the total number of customer relationships represented approximately 15% at the Q1 2018 quarter-end as compared to approximately 9% a year ago. All of our "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. In Q1 2018, we achieved a €54.9 ARPU per customer relationship, representing a modest 1% year-on-year increase given the absence of a price adjustment in the first quarter of this year. Growth in the ARPU per customer relationship was underpinned by a higher proportion of multiple-play subscribers in our overall customer mix and a larger share of enhanced video customers subscribing to our premium entertainment services, which was partially offset by competitive headwinds and larger bundle discounts and fixed-term promotions.

1.2    Broadband internet

At March 31, 2018, we served 1,676,200 broadband internet subscribers, up 4% year-on-year and including 60,100 inorganic subscribers added through the SFR Belux acquisition. As mentioned, net subscriber growth for our broadband internet service in Q1 2018 continued to reflect the intensely competitive residential market, which partially offset the underlying performance in terms of gross sales aided by our attractive seamless and fast broadband offers, fixed-term price promotions and continued traction for our bundled B2B offers. Consequently, we added 2,100 net broadband internet RGUs in the quarter. Annualized churn for our broadband internet service of 9.7% in Q1 2018 continued to reflect the intensely competitive residential market and was up 60 basis points relative to Q1 2017.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	5

Whether at home, at work or on the move, seamless connectivity, including WiFi, is one of the cornerstones of our connectivity strategy. Our recently launched brand-wide "Go With The Good Flow" campaign perfectly responds to this increasing customer need, offering a free smart WiFi-booster to all broadband customers. As the need for additional bandwidth capacity continues to increase, customers can opt for a "speedboost" which allows residential and business customers to reach data download speeds as high as 400 and 500 Mbps, respectively, at a fixed additional fee of €15 per month (including VAT). Finally, we also launched "WiFi Business" recently, which is aimed at small and medium-sized businesses ("SME") who want to provide a fast and secure wireless experience to their customers.

1.3    Fixed-line telephony

At March 31, 2018, we served 1,298,200 fixed-line telephony subscribers, up 3% year-on-year and including 48,100 inorganic subscriber additions from the SFR Belux acquisition. In Q1 2018, our fixed-line telephony subscriber base contracted by 4,400 RGUs amidst intense competition in the residential market and an overall declining market trend. Relative to the prior year quarter, our annualized churn rate increased 160 basis points in Q1 2018 to 12.2% as a result of the factors mentioned above.

1.4    Mobile telephony

Our active mobile subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,826,100 SIMs at March 31, 2018, including 2,316,600 postpaid subscribers. The remaining 509,500 mobile subscribers receive prepaid services under the BASE brand. Compared to the prior year quarter, we recorded a modest decrease in the total number of active mobile subscribers, which was mainly caused by a 25% decline in our active prepaid customer base as a result of the impacts from the June 2017 mandatory prepaid registration and JIM Mobile's transfer to MEDIALAAN which was a regulatory requirement from the BASE acquisition as mentioned above. Compared to Q1 2017, our postpaid subscriber base increased a healthy 8% at the end of March 2018 with another robust net subscriber performance in Q1 2018 (+28,000) driven by the continued uptake of our "WIGO" bundles. In the prepaid segment, our net subscriber trend in Q1 2018 somewhat improved versus the same period of last year when the Belgian mobile industry was impacted by the aforementioned prepaid registration obligation.

At the end of Q1 2018, substantially all of our Telenet Full MVNO subscribers had been onboarded to the acquired mobile network, in line with our earlier stated ambition to complete the full onboarding by the end of March 2018 as compared to the end of 2018 initially. This acceleration is fully attributable to the solid progress we've made in the modernization of our mobile network with around 95% of macro sites having been upgraded and around 220 newly constructed mobile sites at March 31, 2018. Hence, we remain on track to substantially complete the mobile network modernization project by mid-2018 and have secured the necessary technical equipment and components in this regard.

1.5    Video

TOTAL VIDEO
Subscribers to our basic and enhanced video services reached 2,012,100 at March 31, 2018, including 82,200 inorganic subscribers added through the SFR Belux acquisition. In Q1 2018, we lost 19,200 net video subscribers, being slightly higher as compared to recent quarters driven by the aforementioned competitive backdrop, including the effects from regulated cable wholesale. The aforementioned organic loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the existing and increasing competition in the domestic TV market, we anticipate ongoing churn of total video subscribers.

ENHANCED VIDEO
At March 31, 2018, approximately 88% of our video customers had upgraded to our higher ARPU enhanced video services. Our 1,779,000 enhanced video subscribers, which included 74,700 inorganic subscriber additions through the SFR Belux acquisition, can enjoy a much richer TV experience, including free and unrestricted access to our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. In Q1 2018, we lost 7,600 net enhanced video subscribers due to the intensely competitive environment, which marked a modest deterioration quarter-on-quarter.

Our subscription VOD packages "Play" and "Play More" had 398,600 customers at March 31, 2018, up 10% compared to the prior year period. This robust performance was driven by (i) an improvement in the linear viewing experience and the

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	6

revamp of our premium entertainment platform "Play More", (ii) our continued investments in promising local content both through co-productions with our co-owned commercial channels "VIER", "VIJF" and "ZES" as well as certain proprietary content and (iii) our exclusive partnership with HBO providing access to high-quality international content. At the end of March 2018, we launched our second local content co-production "De Dag", which is currently available to our "Play" and "Play More" subscribers and will become available later through our co-owned commercial free-to-air channels. In March, we announced our intention to acquire the remaining 50% stake in the local media company De Vijver Media which we do not already own. Through this transaction, which is pending regulatory approval, we will be able to better and faster respond to innovations in the field of viewing experience and advertising.

We provide the broadest sports offerings within our footprint through "Play Sports", which combines domestic and foreign football with other major sport events including golf, ATP tennis, Formula One racing, volleyball, basketball and hockey. In Q2 2017, we extended the non-exclusive broadcasting rights for the Jupiler Pro League for three seasons until the 2019-2020 season. At March 31, 2018, we served 234,700 "Play Sports" customers, which was modestly up compared to December 31, 2017. In January 2018, we launched "Play Sports GO!", our OTT application, through which our pay television sports content has become available for all consumers, irrespective of them subscribing to any of our products. For both current and new "Play Sports" subscribers, the app is an integral part of their subscription, thus enriching their offer and viewing experience.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	7

2    Financial highlights

IMPORTANT REPORTING CHANGES:

Adoption of IFRS 15: As of January 1, 2018, we have adopted IFRS 15 as mentioned in our 2017 Annual Report (see Section 5.2.20 - Forthcoming requirements). IFRS 15 has impacted certain of our previous revenue recognition policies, including the accounting for (i) time-limited discounts and free service periods provided to our customers, (ii) certain up-front fees charged to our customers and (iii) multiple element arrangements. IFRS 15 has also impacted the accounting for certain upfront costs directly associated with obtaining and fulfilling customer contracts. Under our previous policy, these costs were expensed as incurred unless the costs were in the scope of another accounting topic that allowed for capitalization. Under IFRS 15, the upfront costs that were previously expensed as incurred have been recognized as assets and amortized to other operating expenses over a period that is consistent with the transfer to the customers of the goods or services to which the assets relate, which we have generally interpreted to be the expected life of the customer relationship.

Presentation of intercompany-related security revenue: As of January 1, 2018, we changed the way we present revenue earned from our security business across the Liberty Global Group. As of January 1, 2018, we present this revenue on a net basis versus on a gross basis previously. This change did not impact our gross profit or Adjusted EBITDA. For comparability reasons, we have represented both our Q1 2017 and FY 2017 results with a total impact of €2.2 million and €7.0 million, respectively.

Presentation of accrued capital expenditures: As of January 1, 2018, we changed the way we present our accrued capital expenditures in order to align with our internal capital allocation framework. Going forward, our accrued capital expenditures will be reported across the following buckets: (i) customer premises equipment, (ii) network growth, (iii) product and services and (iv) maintenance and other. We have also represented the prior year quarters. This representation did not affect our total level of accrued capital expenditures.

Provisional purchase price allocation for the SFR Belux acquisition: Our December 31, 2017 statement of financial position has been restated, reflecting the retrospective impact of the provisional purchase price allocation (“PPA”) for the SFR Belux acquisition, which was not yet available at year-end 2017.  A step-up on property & equipment of €8.1 million was recorded, while an intangible asset was recognized amounting to €70.5 million, almost entirely consisting of the customer relationships. Together with the deferred tax impact of the above mentioned adjustments (€25.5 million), goodwill was reduced by €53.1 million. The depreciation and amortization expenses, as well as the deferred tax impact related to the period from the acquisition date (June 19, 2017) until December 31, 2017, amounted to €2.6 million and has been reflected in retained earnings.

2.1    Revenue

For the first three months of 2018, we generated revenue of €618.4 million, which was up 1% versus €613.8 million in the prior year period. Our reported revenue movements were predominantly inorganic including (i) a full quarter revenue contribution from the June 2017 SFR Belux acquisition, contributing €14.4 million to our quarterly revenue, partly offset by (ii) the sale of our direct subsidiary Ortel to Lycamobile as per March 1, 2017 and the discontinuation of certain fixed legacy products at BASE, (iii) the sale of JIM Mobile and Mobile Vikings to MEDIALAAN, which was a regulatory prerequisite for the EC approval of the BASE acquisition in 2016 and (iv) the impact of the new IFRS 15 accounting framework, which we have adopted as of January 1, 2018.

On a rebased basis, when adjusting our prior year revenue for the aforementioned factors, our revenue slightly decreased by €3.1 million amidst a tough competitive market environment, continued adverse regulatory and ARPU trends in our mobile business and the absence of a price adjustment in the first quarter this year. These anticipated headwinds were largely offset by a solid performance in the B2B segment and a larger contribution from our regulated and commercial wholesale businesses, including the onboarding of the Lycamobile Full MVNO subscribers which was completed in Q2 last year.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	8

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the first three months of 2018, our video revenue amounted to €145.7 million, which was up 3% as compared to €141.0 million for the prior year period and included the impact from the SFR Belux acquisition as mentioned before. On a rebased basis, our video revenue in the quarter decreased 2% compared to the prior year quarter as higher recurring set-top box rental fees and growth in our premium subscription VOD business were more than offset by a continued gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs, including the contribution from the acquired SFR Belux business in Q1 this year, totaled €153.9 million for the first three months of 2018 and was up 4% compared to the prior year quarter when we recorded broadband internet revenue of €148.0 million. On a rebased basis, our broadband internet revenue was up 1% year-on-year in the quarter driven by continued traction for our "WIGO" propositions and a robust performance in the business market, both driving a favorable tier mix effect, partially offset by an increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the first three months of 2018, our fixed-line telephony revenue decreased 2% to €59.3 million compared to €60.4 million for the prior year period. The favorable impact from the SFR Belux acquisition was more than offset by (i) a growing proportion of bundle discounts, (ii) a gradual decline in our total fixed-line telephony RGU base from Q2 2017 amidst the tough competitive environment and (iii) lower usage-related revenue. The same factors resulted in a 5% decrease in our rebased Q1 2018 fixed-line telephony revenue.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which are all recorded in other revenue. For the first three months of 2018, we generated mobile telephony revenue of €117.1 million, representing a 13% year-on-year decrease as our Q1 2017 revenue still included a two-month contribution from Ortel prior to the sale to Lycamobile in March 2017. On a rebased basis, our mobile telephony revenue decreased a more modest 6% year-on-year with continued healthy net postpaid subscriber growth being more than offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle on the back of our improved "WIGO" quad-play bundles and revamped BASE product portfolio, (ii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions and (iii) a continued decline in the number of prepaid subscribers, including the impacts of the mandatory prepaid registration as of June 2017.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products, such as our flagship bundle "WIGO Business", is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €31.8 million for the first three months of 2018, which was broadly stable compared to the prior year period. On a rebased basis, our B2B revenue slightly decreased with higher data connectivity revenue being offset by seasonally lower security revenue and lower fixed-line telephony revenue.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iv) product activation and installation fees and (v) set-top box sales revenue. Other revenue reached €110.6 million for the first three months of 2018, up 12% year-on-year driven by higher wholesale revenue as mentioned above, partially offset by lower revenue related to handset

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	9

sales. On a rebased basis, other revenue grew 11% as lower revenue from the sale of handsets and interconnection was more than offset by higher wholesale revenue from both our commercial and regulated partnerships.

2.2    Expenses

For the first three months of 2018, we incurred total expenses of €508.0 million, representing a modest increase of 1% compared to the prior year period when we incurred total expenses of €501.3 million. Our total expenses for the first three months of 2018 reflected (i) a full three-month contribution from SFR Belux, (ii) the sale of Ortel and (iii) the divestment of JIM Mobile and Mobile Vikings to MEDIALAAN, as mentioned above. Our total operating expenses represented approximately 82% of our revenue for both the first three months of 2018 and 2017. Cost of services provided as a percentage of our revenue represented approximately 62% of our total revenue for the first three months of 2018 (Q1 2017: approximately 63%), while selling, general and administrative expenses represented approximately 20% of our total revenue for the first three months of 2018 (Q1 2017: approximately 19%).

On a rebased basis, total expenses for the first three months of 2018 were up slightly by 1% as compared to the prior year period. Substantially higher depreciation and amortization charges, increased network operating expenses and higher sales and marketing expenses in the quarter were largely offset by substantially lower MVNO-related costs as a result of the accelerated onboarding of our Full MVNO subscribers to the Telenet mobile network, which was substantially completed at the end of Q1 2018, and lower indirect costs as a result of our continued focus on tight cost management.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €53.5 million for the first three months of 2018 compared to €49.1 million for the first three months of 2017 (+9% year-on-year) and reflected the aforementioned SFR Belux acquisition. On a rebased basis, our network operating expenses increased 8% year-on-year in the quarter as a result of certain local pylon tax provisions as well as higher license and maintenance fees.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, (ii) handset sales and subsidies and (iii) programming and copyrights. For the first three months of 2018, our direct costs were €126.9 million, representing a 14% decrease compared to the prior year period despite the aforementioned inorganic impacts from the SFR Belux acquisition partially offset by the sale of Ortel. Relative to Q1 last year, our direct costs decreased €20.7 million, or 14%, in Q1 2018 on a rebased basis as higher content-related costs as part of our premium connected entertainment strategy were more than offset by substantially lower MVNO-related costs due to the accelerated onboarding of our Full MVNO customers and lower copyright expenses. At the end of March 2018, we had succeeded in onboarding substantially all of our Full MVNO customers to the Telenet mobile network.

STAFF-RELATED EXPENSES
Staff-related expenses increased €1.2 million year-on-year to €65.1 million for the first three months of 2018 and included the aforementioned inorganic impacts from the SFR Belux acquisition and the sale of Ortel. On a rebased basis, staff-related expenses remained broadly stable for the first three months of 2018. As such, we were able to fully absorb the negative cost impact of the approximately 2% mandatory wage indexation since January this year.

SALES AND MARKETING EXPENSES
Sales and marketing expenses for the first three months of 2018 increased 17% to €22.1 million compared to €18.9 million for the prior year period. On a rebased basis, our quarterly sales and marketing expenses were up 13% as compared to the prior year period due to timing variances in some of our marketing campaigns and our latest marketing campaigns on our in-home connectivity and "WIGO" offers.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €7.5 million for the first three months of 2018 compared to €10.4 million for the first three months of 2017 and fell to their lowest level since Q3 2016, demonstrating our ability to carefully manage our overall external spending levels. On a rebased basis, costs related to outsourced labor and professional services decreased €2.9 million in the quarter as higher outsourced labor costs and higher IT-related costs due to the start of our IT modernization program were more than offset by lower consultancy-related spending.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	10

OTHER INDIRECT EXPENSES
Our other indirect expenses reached €35.5 million for the first three months of 2018 , representing a modest 1% increase compared to the prior year period and reflecting the aforementioned inorganic impacts. On a rebased basis, other indirect expenses for the first three months of 2018 decreased 6%, or €2.4 million, compared to Q1 2017, mainly driven by our continued focus on managing our overhead expenses.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND LOSS (GAIN) ON DISPOSAL OF SUBSIDIARIES
Depreciation and amortization, including impairment of long-lived assets, loss (gain) on disposal of subsidiaries and restructuring charges, reached €193.2 million for the first three months of 2018 compared to €172.1 million in Q1 2017. This increase primarily reflected the impact from recent acquisitions and higher depreciation expenses related to the modernization of both fixed and mobile infrastructures and investments in IT platforms and systems.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the first three months of 2018, net finance expenses totaled €71.5 million compared to €21.9 million of net finance expenses incurred for the first three months of 2017 when we recorded a €15.2 million non-cash gain on our derivatives. A €42.6 million non-cash foreign exchange gain on our outstanding USD-denominated debt in Q1 2018 and slightly lower accrued interest expenses relative to Q1 last year were more than offset by a €58.2 million non-cash loss on our derivatives in Q1 2018 and a €2.0 million non-cash loss on the extinguishment of debt following the early redemption of certain debt instruments.

For the first three months of 2018, our net interest income and foreign exchange gain was €42.7 million as compared to €20.1 million in the prior year period and included the aforementioned non-cash foreign currency gain in Q1 2018, whereas the prior year period included a €15.2 million non-cash gain on our derivatives. Our net interest expense, foreign exchange loss and other finance expense decreased 6% from €57.2 million for the first three months of 2017 to €54.0 million for the first three months of 2018 as the benefit from last year's successful refinancings was partially offset by increased short-term debt commitments under our vendor financing program.

INCOME TAXES
We recorded income tax expense of €8.5 million for the first three months of 2018 compared to income tax expense of €23.0 million for the first three months of 2017.

NET PROFIT
We realized a net profit of €29.7 million for the first three months of 2018 compared to a net profit of €65.8 million in the prior year period. The 55% decrease in our net profit was primarily caused by the aforementioned €58.2 million non-cash loss on our derivatives in the quarter whereas the prior year period included a €15.2 million non-cash gain, although this impact was somewhat mitigated by the aforementioned non-cash foreign currency gain in Q1 2018. For the first three months of 2018, we achieved a net profit margin of 4.8% compared to a net profit margin of 10.7% for the first three months of 2017.

2.4    Adjusted EBITDA

For the first three months of 2018, we realized Adjusted EBITDA of €307.8 million, up 6% compared to the prior year period when we produced Adjusted EBITDA of €289.4 million. Our Adjusted EBITDA for the first three months of 2018 included a full quarter contribution of SFR Belux, contributing €8.3 million in the quarter, and reflected the sale of Ortel as of March 1, 2017, as mentioned above. On a reported basis, our Adjusted EBITDA margin reached 49.8% for the first three months of 2018 compared to 47.0% for the first three months of 2017, which was essentially driven by the discplined execution of our synergy roadmap and overall tight cost control. This represented our best quarterly margin since the February 2016 BASE acquisition.

Compared to the first three months of 2017, we achieved robust rebased Adjusted EBITDA growth of 5% for the first three months of 2018, resulting in a 270 basis points margin improvement year-on-year. Growth in our rebased Adjusted EBITDA was supported by substantially reduced MVNO-related costs as a result of the accelerated onboarding of our Full MVNO customers to the Telenet network and tight cost control, partially offset by higher network operating expenses, including certain local pylon tax provisions, and higher sales and marketing expenses in the quarter as mentioned before.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	11

Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2018	2017	Change %

Profit for the period	29.7	65.8	(55%)

Income tax benefit	8.5	23.0	(63)%
Share of the result of equity accounted investees	0.7	1.8	(61)%
Net finance expense	71.5	21.9	226%
Depreciation, amortization, impairment and loss (gain) on disposal of subsidiaries	188.1	172.1	9%

EBITDA	298.5	284.6	5%

Share based compensation	3.2	4.4	(27)%
Operating charges related to acquisitions or divestitures	1.0	0.4	150%
Restructuring charges	5.1	—	—%

Adjusted EBITDA	307.8	289.4	6%
Adjusted EBITDA margin	49.8%	47.0%
Net profit margin	4.8%	10.7%

N.M. - Not Meaningful

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the first three months of 2018, our operations yielded €191.3 million of net cash compared to the €117.3 million we generated during the prior year period. The net cash from our operating activities for the first three months of 2018 reflected the inorganic impacts from the SFR Belux acquisition and the sale of Ortel as of March 1, 2017 as mentioned above. Our net operating cash flow increased 63% year-on-year driven by (i) €22.2 million lower cash interest expenses and cash derivatives as a result of our recent refinancing transactions, partially offset by a growing proportion of short-term liabilities from our vendor financing platform, (ii) an improved trend in our working capital in the quarter following the reversal of the negative trend in Q4 last year which was impacted by elevated year-end payments, (iii) robust underlying Adjusted EBITDA growth as mentioned above and (iv) €10.5 million lower cash taxes paid relative to last year.
NET CASH USED IN INVESTING ACTIVITIES
We used €100.6 million of net cash in investing activities for the first three months of 2018 (-31% year-on-year), including cash payments for our capital expenditures, including SFR Belux for a full quarter and cash payments for both the Jupiler Pro League and the UK Premier League football broadcasting rights. In Q3 2016, we implemented a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the first three months of 2018, we acquired €82.0 million of assets through capital-related vendor financing arrangements, favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
NET CASH FROM FINANCING ACTIVITIES
The net cash used in financing activities was €93.7 million for the first three months of 2018 compared to nil for the first three months of 2017. The net cash used in financing activities for the first three months of 2018 reflected the impact from the March 2018 refinancing transaction (see Section 2.6 - Debt profile) and continued additions to our vendor financing program which are recorded as short-term liabilities on our balance sheet. In the first three months of 2018, we also spent €26.0 million on share repurchases under the Share Repurchase Program 2018. The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.
ADJUSTED FREE CASH FLOW
For the first three months of 2018, we generated Adjusted Free Cash Flow of €83.4 million. This represented a marked improvement versus the €15.9 million negative Adjusted Free Cash Flow we generated in Q1 last year. Our Adjusted Free Cash Flow growth was primarily driven by a strong increase in the net cash flow from our operating activities as explained above and continued net increases in our vendor financing program.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	12

2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of March 31, 2018, we carried a total debt balance (including accrued interest) of €4,820.9 million, of which €2,140.6 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from 2024 through 2028 and €1,787.7 million principal amount is owed under our 2017 Amended Senior Credit Facility. Our total debt balance at March 31, 2018 also included €341.7 million of short-term debt related to our vendor financing program and €16.3 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
In March 2018, we used part of our cash and cash equivalents to prepay 10% of Facility AB under our 2017 Amended Senior Credit Facility, of which the lender is Telenet Finance VI Luxembourg S.C.A. (“TFLVI”). TFLVI used the proceeds from the prepayment of 10% of Facility AB to redeem 10% of the original aggregate principal amount of its 4.875% €530.0 million Senior Secured Notes due July 2027.
In March 2018, we successfully issued an additional USD 300.0 million Term Loan (“Facility AL2”), under which Telenet Financing USD LLC is the borrowing entity. Facility AL2 carries the same characteristics as the initial Facility AL, which was issued on December 1, 2017. As such, Facility AL2 carries (i) a margin of 2.50% over LIBOR, (ii) a 0% LIBOR floor and (iii) a maturity of March 1, 2026. Facility AL2 was successfully issued at par. In April 2018, Telenet Financing USD LLC borrowed the full USD 300.0 million under Facility AL2 and on-lent the net proceeds of this issuance to Telenet International Finance S.à r.l., which used such proceeds, together with existing cash, to prepay Facility V under our 2017 Amended Senior Credit Facility, of which the lender is Telenet Finance V Luxembourg S.C.A. (“TFLV”). TFLV used the proceeds from the prepayment of Facility V to redeem in full its 6.75% €250.0 million Senior Secured Notes due August 2024.
Excluding both the short-term vendor financing commitments (as mentioned above) and lease-related liabilities, we face no debt maturities prior to March 2026 and, as of March 31, 2018, had full access to €689.1 million of undrawn commitments under our revolving credit facilities with certain availabilities up to June 30, 2023. As mentioned, we used the full capacity under Facility AL2 in early April to redeem the €250.0 million Senior Secured Notes, decreasing the availability of undrawn commitments with the same amount.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	13

DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at March 31, 2018.
Exhibit 2: Debt maturity table as of March 31, 2018

	Total Facility as per		Drawn amount		Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2018
	(€ in millions)
2017 Amended Senior Credit Facility
Term Loan AL	1,057.7		1,057.7		—	March 1, 2026	Floating | 6-month LIBOR (0% floor) + 2.50%	Semi-annual (Jan. and July)
Term Loan AL2	244.1		—		244.1	March 1, 2026	Floating | 6-month LIBOR (0% floor) + 2.50%	Semi-annual (Jan. and July)
Term Loan AM	730.0		730.0		—	December 15, 2027	Floating | 6-month EURIBOR (0% floor) + 2.75%	Semi-annual (Jan. and July)
Revolving Credit Facility (Facility AG)	400.0		—		400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly

Senior Secured Fixed Rate Notes
€250 million Senior Secured Notes due 2024 (Facility V)	250.0		250.0		—	August 15, 2024	Fixed | 6.75%	Semi-annual (Feb. and Aug.)
€530 million Senior Secured Notes due 2027 (Facility AB)	477.0		477.0		—	July 15, 2027	Fixed | 4.875%	Semi-annual (Jan. and July)
€600 million Senior Secured Notes due 2028 (Facility AK)	600.0	600.0	600.0	600.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	813.6	813.6	813.6	813.6	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	—	20.0	20.0	September 30, 2021	Floating | 1-month EURIBOR (0% floor) + 2.00%	Monthly
Overdraft Facility	25.0	—	—		25.0	December 31, 2018	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Total notional amount	4,617.4		3,928.3		689.1

CASH BALANCE AND AVAILABILITY OF FUNDS
At March 31, 2018, we held €36.1 million of cash and cash equivalents compared to €39.1 million at December 31, 2017. To minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions. Robust growth in our net cash flow from operations and lower cash capital expenditures on the back of our growing vendor financing program was more than offset by €93.7 million of net cash used in financing activities, including the impact of certain voluntary debt repayments, plus €26.0 million used on share repurchases in the context of our Share Repurchase Program 2018. At March 31, 2018, we had access to €689.1 million of available commitments under our revolving credit facilities, subject to compliance with the covenants mentioned below.
NET LEVERAGE RATIO
Mid-February, the board of directors decided to redefine the Company’s leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized EBITDA. Going forward, the newly defined leverage framework will be based on net total leverage as opposed to net covenant leverage.
The outstanding balance of our consolidated total borrowings and total cash and cash equivalents - as defined under our 2017 Amended Senior Credit Facility (net covenant leverage) - resulted in a Net Total Debt to Consolidated Annualized

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	14

EBITDA ratio of 3.2x at March 31, 2018. As per our 2017 Amended Senior Credit Facility, the Consolidated Annualized EBITDA includes certain unrealized OPEX synergies with regards to both the BASE and SFR Belux acquisitions, while Net Total Debt excludes both lease-related liabilities and vendor financing-related short-term liabilities. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. Excluding the aforementioned unrealized OPEX synergies and including all other short-term and long-term liabilities on our balance sheet, our net total leverage ratio as per March 31, 2018 reached 4.0x, being in the midst of the Company's redefined range.
2.7    Capital expenditures

Accrued capital expenditures reached €156.6 million for the first three months of 2018, up 25% versus the prior year period as a result of continued investments in the upgrade of both our fixed and mobile infrastructures to create a leading converged network for the future and accelerated investments in our new IT platform with a view to create additional digital capabilities. Consequently, our accrued capital expenditures for the first three months of 2018 represented approximately 25% of our revenue versus approximately 20% for the first three months of 2017.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines, amongst others, represented €25.1 million for the first three months of 2018, which marked a modest 5% increase compared to the prior year period driven by our in-home connectivity campaigns focused on improving the indoor wireless experience for our customers. For the first three months of 2018, capital expenditures related to customer premises equipment represented approximately 16% of our total accrued capital expenditures.

As in recent quarters, the vast majority of our capital expenditures continue to be geared towards targeted investments in both our fixed and mobile infrastructures, as mentioned above. At the end of March 2018, we had modernized approximately 95% of our macro sites and had upgraded around 75% of our HFC nodes within our footprint. This puts us in a good position to finalize these projects as expected towards mid-2018 and mid-2019, respectively, which we expect to favorably impact our future investment levels. Accrued capital expenditures for network growth and upgrades amounted to €61.3 million for the first three months of 2018, marking a 21% increase compared to Q1 last year. For the first three months of 2018, network-related capital expenditures represented approximately 39% of total accrued capital expenditures.

Capital expenditures for product and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €28.9 million for the first three months of 2018 , or approximately 18% of total accrued capital expenditures as compared to €18.4 million in the prior year period. The 57% year-on-year increase in our product and services capital expenditures reflected the start of our IT upgrade program as referenced to above.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and certain recurring investments in our IT platform and systems. These reached €41.3 million for the first three months of 2018 compared to €32.4 million for the first three months of 2017. The above implies that approximately 73% of our accrued capital expenditures for the first three months of 2018 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	15

3    Outlook and other information

3.1    Outlook

Relative to a modest rebased top line decrease and a solid 5% rebased Adjusted EBITDA growth for the first three months of 2018, we anticipate our financial performance to improve throughout the year as (i) some of the regulatory headwinds are expected to abate, (ii) the onboarding of our Full MVNO customers has been substantially completed at the end of Q1 2018 and (iii) we will continue our focus on tight cost control. Hence, we remain on track to reach our FY 2018 outlook as presented mid-February. As a reminder, our 2018 outlook does not yet capture the impacts from the Nextel and De Vijver Media acquisitions as these are pending regulatory approval.

Our rebased top line trend will continue to be impacted throughout the year by certain adverse regulatory headwinds and the intensely competitive environment, which we expect to be partially offset by solid growth in our underlying cable subscription revenue and a higher contribution from our B2B business and commercial MVNO partnerships. For the full year 2018, we continue to anticipate stable revenue growth on a rebased basis.

In 2018, our full year Adjusted EBITDA(a) will be positively influenced by the continued synergies from the BASE acquisition, including lower Full MVNO-related costs as we substantially completed the full onboarding of our Full MVNO subscribers to the Telenet network at the end of Q1 2018. In addition, we will continue to focus on carefully managing our overhead expenses and indirect spend. As such, we continue to target 7-8% rebased Adjusted EBITDA growth for the full year, leading to an improved Adjusted EBITDA(a) CAGR of 6-7% over the 2015-2018 period.

As far as our accrued capital expenditures are concerned, 2018 will be the final full year in our investment cycle characterized by relatively high investments on the back of (i) our five-year €500.0 million "Grote Netwerf" HFC network upgrade program, (ii) our €250.0 million investment in the modernization of our acquired mobile network, (iii) a full-year inclusion of SFR Belux, including on-top investments to improve the customer experience in Brussels and Wallonia, and (iv) the start of our IT platform upgrade plan, leading to additional innovative digital capabilities and cost opportunities going forward. We continue to target an accrued capital expenditures to revenue ratio of around 26% for the full year 2018, with a firm commitment to decrease our accrued capital expenditure levels as of 2019.

Finally, we continue to expect a healthy growth in our Adjusted Free Cash Flow(b) for 2018 to €400.0-420.0 million driven by (i) robust Adjusted EBITDA(a) growth as mentioned above, partially offset by higher capital expenditures, (ii) lower cash interest expenses as a result of the December 2017 refinancing and (iii) continued growth in our vendor financing platform through which we are able to extend payment terms for certain strategic suppliers.

Exhibit 3: Outlook FY 2018

Outlook FY 2018
Revenue (rebased)	Stable
Adjusted EBITDA growth(a) (rebased)	7-8%
Accrued capital expenditures, as a % of revenue	Around 26%(b)
Adjusted Free Cash Flow(c)	€400.0 - 420.0 million(d)

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) Excluding the recognition of football broadcasting rights and mobile spectrum licenses.
(c) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(d) Assuming the tax payment on our 2017 tax return (excluding the tax prepayment of Q4 2017) will not occur until early 2019.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	16

3.2    Shareholder remuneration

In February 2018, the board of directors authorized a share buy-back program of up to €75.0 million (the “Share Repurchase Program 2018”), effective as of February 13, 2018. Under this program, Telenet may acquire from time to time its common stock, for a maximum of 1.1 million shares or a maximum consideration of €75.0 million, up to December 31, 2018. The share repurchases will be conducted under the terms and conditions approved by the extraordinary general shareholders’ meeting of the Company of April 30, 2014 and will be used to cover the outstanding obligations under the Company's share option plans. Up to March 31, 2018, a total of 467,555 shares have been repurchased for a total consideration of €26.0 million.

Furthermore, the board of directors decided mid-February to redefine the Company’s leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized EBITDA. Going forward, the newly defined leverage framework will be based on net total leverage as opposed to net covenant leverage. At 4.0x net total leverage at March 31, 2018, the Company remains within the mid-point of the range. The board of directors will continue to assess potential shareholder distributions throughout the course of the year, carefully weighing the Company’s operational and financial performance, balance sheet and leverage framework, and external growth opportunities, as communicated earlier.

3.3    Subsequent events

There were no significant events subsequent to March 31, 2018 that would require adjustment to or disclosure in the financial information included in this press release.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	17

4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended March 31,	2018	2017	Change %

Total Services - Combined Network

Homes passed (12)	3,326,300	2,996,700	11%

Video
Basic video (5)	233,100	268,700	(13)%
Enhanced video (6)	1,779,000	1,727,600	3%
Total video	2,012,100	1,996,300	1%

Internet
Residential broadband internet	1,508,500	1,477,300	2%
Business broadband internet	167,700	130,800	28%
Total broadband internet (7)	1,676,200	1,608,100	4%

Fixed-line telephony
Residential fixed-line telephony	1,189,400	1,164,600	2%
Business fixed-line telephony	108,800	93,600	16%
Total fixed-line telephony (8)	1,298,200	1,258,200	3%

Total RGUs (13)	4,986,500	4,862,600	3%

Churn (14)

Video	9.8%	9.7%
Broadband internet	9.7%	9.1%
Fixed-line telephony	12.2%	10.6%

Customer relationship information

Triple-play customers	1,182,700	1,137,600	4%
Total customer relationships (10)	2,174,900	2,134,200	2%
Services per customer relationship (10)	2.29	2.28	—%
ARPU per customer relationship (in € / month) (10) (11)	54.9	54.4	1%

As of and for the three months ended March 31,	2018	2017	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,316,600	2,154,100	8%
Prepaid subscribers	509,500	683,400	(25)%
Total mobile subscribers (9)	2,826,100	2,837,500	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	18

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2018		2017 Represented	Change %
Profit for the period
Revenue

Revenue	618.4		613.8	1%

Expenses

Cost of services provided	(383.3)		(385.3)	(1%)

Gross profit	235.1		228.5	3%

Selling, general & administrative expenses	(124.7)		(116.0)	8%

Operating profit	110.4		112.5	(2%)

Finance income	42.7		35.3	21%
Net interest income and foreign exchange gain	42.7		20.1	112%
Net gain on derivative financial instruments	—		15.2	(100%)
Finance expenses	(114.2)		(57.2)	100%
Net interest expense, foreign exchange loss and other finance expenses	(54.0)		(57.2)	(6%)
Net loss on derivative financial instruments	(58.2)		—	—%
Loss on extinguishment of debt	(2.0)		—	—%
Net finance expense	(71.5)		(21.9)	226%
Share of the result of equity accounted investees	(0.7)		(1.8)	(61%)

Profit before income tax	38.2		88.8	(57%)

Income tax expense	(8.5)		(23.0)	(63%)

Profit for the period	29.7		65.8	(55%)

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—			—%
Deferred tax	—			—%
Other comprehensive income for the period, net of income tax	—			—%

Total comprehensive income for the period	29.7		65.8	(55%)

Profit attributable to:	29.7	0.000001	65.8	(55%)
Owners of the Company	29.9		63.6	(53%)
Non-controlling interests	(0.2)		2.2	N.M.

Total comprehensive income for the period, attributable to:	29.7		65.8	(55%)
Owners of the Company	29.9		63.6	(53%)
Non-controlling interests	(0.2)		2.2	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	19

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2018	2017 Represented	Change %
Weighted average shares outstanding	115,342,080	115,483,364
Basic earnings per share	0.26	0.55
Diluted earnings per share	0.26	0.55

Revenue by Nature

Subscription revenue:
Video	145.7	141.0	3%
Broadband internet	153.9	148.0	4%
Fixed-line telephony	59.3	60.4	(2%)
Cable subscription revenue	358.9	349.4	3%
Mobile telephony	117.1	133.9	(13%)
Total subscription revenue	476.0	483.3	(2%)
Business services	31.8	31.7	—%
Other	110.6	98.8	12%
Total Revenue	618.4	613.8	1%

Expenses by Nature

Network operating expenses	(53.5)	(49.1)	9%
Direct costs (programming, copyrights, interconnect and other)	(126.9)	(146.9)	(14%)
Staff-related expenses	(65.1)	(63.9)	2%
Sales and marketing expenses	(22.1)	(18.9)	17%
Outsourced labor and Professional services	(7.5)	(10.4)	(28%)
Other indirect expenses	(35.5)	(35.2)	1%
Restructuring charges	(5.1)	—	—%
Operating charges related to acquisitions or divestitures	(1.0)	(0.4)	150%
Share-based payments granted to directors and employees	(3.2)	(4.4)	(27%)
Depreciation	(122.1)	(110.0)	11%
Amortization	(46.4)	(42.6)	9%
Amortization of broadcasting rights	(20.1)	(18.0)	12%
Impair of long-lived assets - Intangible	(0.2)	—	—%
Loss (gain) on disposal of subsidiaries	0.7	(1.5)	N.M.

Total Expenses	(508.0)	(501.3)	1%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	20

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2018	2017	Change %

Cash flows from operating activities
Profit for the period	29.7	65.8	(55%)
Depreciation, amortization, impairment and restructuring charges	193.2	172.1	12%
Working capital changes and other non cash items	33.7	12.5	170%
Income tax expense	8.5	23.0	(63%)
Net interest expense, foreign exchange loss and other finance expenses	11.3	37.1	(70%)
Net loss on derivative financial instruments	58.2	(15.2)	N.M.
Loss on extinguishment of debt	2.0	—	—%
Impairment of investments in equity accounted investees		—	—%
Cash interest expenses and cash derivatives	(41.5)	(63.7)	(35%)
Income taxes paid	(103.8)	(114.3)	(9%)

Net cash from operating activities	191.3	117.3	63%

Cash flows from investing activities
Purchases of property and equipment	(62.9)	(99.6)	(37%)
Purchases of intangibles	(38.4)	(45.8)	(16%)
Acquisition of other investments	—	—	—%
Acquisition of subsidiary, net of cash acquired	—	(0.6)	(100%)
Acquisition of and loans to equity accounted investees	—	—	—%
Proceeds from sale of property and equipment	0.7	0.8	(13%)
Purchase of broadcasting rights for resale purposes	—	(0.1)	(100%)
Proceeds from the sale of broadcasting rights for resale purposes	—	0.1	(100%)

Net cash used in investing activities	(100.6)	(145.2)	(31%)

Cash flows from financing activities
Repayments of loans and borrowings	(89.2)	—	—%
Proceeds from loans and borrowings	33.5	16.5	103%
Repurchase of own shares	(26.0)	(20.0)	30%
Sale of own shares	0.3	11.4	(97%)
Payments for early termination of derivative financial instruments	—	—	—%
Payments for early termination of loans and borrowings	—	—	—%
Payments for debt issuance costs	(2.2)	(0.3)	633%
Other financing activities (incl. finance leases)	(10.1)	(7.6)	33%

Net cash from (used in) financing activities	(93.7)	—	—%

Net decrease in cash and cash equivalents
Cash at beginning of period	39.1	99.2	(61%)
Cash at end of period	36.1	71.3	(49%)

Net cash used	(3.0)	(27.9)	(89%)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	21

(€ in millions)	For the three months ended
	March 31,
	2018	2017	Change %

Adjusted Free Cash Flow
Net cash from operating activities	191.3	117.3	63%
Cash payments for direct acquisition and divestiture costs	0.7	—	—%
Expenses financed by an intermediary	33.5	16.5	103%
Purchases of property and equipment	(62.9)	(99.6)	(37%)
Purchases of intangibles	(38.4)	(45.8)	(16%)
Principal payments on amounts financed by vendors and intermediaries	(35.5)	—	—%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.6)	(0.5)	20%
Principal payments on post acquisition additions to network leases	(4.7)	(3.8)	24%

Adjusted Free Cash Flow	83.4	(15.9)	N.M.

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	22

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	March 31,	December 31,	Change
	2018	2017 Restated

ASSETS
Non-current Assets:
Property and equipment	2,118.9	2,149.6	(30.7)
Goodwill	1,803.2	1,795.4	7.8
Other intangible assets	777.6	778.4	(0.8)
Deferred tax assets	268.1	236.6	31.5
Investments in and loans to equity accounted investees	30.9	31.0	(0.1)
Other investments	3.5	4.1	(0.6)
Derivative financial instruments	10.8	7.8	3.0
Trade receivables	4.9	2.9	2.0
Other assets	11.6	10.6	1.0
Total non-current assets	5,029.5	5,016.4	13.1

Current Assets:
Inventories	18.3	21.5	(3.2)
Trade receivables	225.4	214.9	10.5
Other current assets	170.6	136.5	34.1
Cash and cash equivalents	36.1	39.1	(3.0)
Derivative financial instruments	41.8	41.6	0.2
Total current assets	492.2	453.6	38.6

TOTAL ASSETS	5,521.7	5,470.0	51.7

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	962.6	987.1	(24.5)
Retained loss	(2,063.5)	(2,102.3)	38.8
Remeasurements	(13.5)	(13.5)	—
Total equity attributable to owners of the Company	(1,101.6)	(1,115.9)	14.3
Non-controlling interests	21.6	21.8	(0.2)
Total equity	(1,080.0)	(1,094.1)	14.1

Non-current Liabilities:
Loans and borrowings	4,127.1	4,462.2	(335.1)
Derivative financial instruments	361.3	311.3	50.0
Deferred revenue	1.3	1.1	0.2
Deferred tax liabilities	161.7	151.3	10.4
Other liabilities	118.0	124.0	(6.0)
Total non-current liabilities	4,769.4	5,049.9	(280.5)

Current Liabilities:
Loans and borrowings	693.8	361.7	332.1
Trade payables	197.8	150.0	47.8
Accrued expenses and other current liabilities	601.4	616.7	(15.3)
Deferred revenue	102.2	102.3	(0.1)
Derivative financial instruments	38.0	21.8	16.2
Current tax liability	199.1	261.7	(62.6)
Total current liabilities	1,832.3	1,514.2	318.1

Total liabilities	6,601.7	6,564.1	37.6

TOTAL EQUITY AND LIABILITIES	5,521.7	5,470.0	51.7

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	23

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three months ended March 31, 2018, we have adjusted our historical revenue and Adjusted EBITDA to (i) include the pre-acquisition revenue and Adjusted EBITDA of SFR Belux (fully consolidated since June 19, 2017) in our rebased amounts for the three months ended March 31, 2017 to the same extent that the revenue and Adjusted EBITDA of such entity is included in our results for the three months ended March 31, 2018 and (ii) exclude the revenue and Adjusted EBITDA of the disposals of certain legacy fixed-line products at BASE and Ortel made during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the three months ended March 31, 2018, (iii) exclude the revenue and Adjusted EBITDA of the disposals of JIM Mobile and Mobile Viking during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the three months ended March 31, 2018 and (iv) give effect to the new IFRS 15 framework as if it had been implemented on January 1, 2017. We have reflected the revenue and operating profit of SFR Belux in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant effects of acquisition accounting adjustments, (ii) any significant differences between our accounting policies and those of the acquired entities and (iii) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 11.

(3)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(4)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(7)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(8)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(9)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(10)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	24

home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(11)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(12)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(13)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(14)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(15)
Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(16)
Net total leverage is defined as the sum of all of the Company's short-term and long-term liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized EBITDA. Net covenant leverage is calculated as per the 2017 Amended Senior Credit Facility definition, using Net Total Debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities and (v) any vendor financing-related liabilities, divided by last two quarters’ Consolidated Annualized EBITDA including certain unrealized cost synergies related to the BASE and SFR Belux acquisitions.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on April 26, 2018 at 3:00pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 699
	Dennis Dendas	dennis.dendas@telenetgroup.be	Phone: +32 15 332 142
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Telenet is 58% owned by Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 12 countries across Europe to make the most of the digital revolution.

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2017 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the three months ended March 31, 2018 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2018	25

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisitions of BASE, Coditel Brabant SPRL and Coditel S.à r.l. on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2017 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on April 26, 2018 at 7:00am CET